UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2026

LIMBACH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36541	46-5399422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5102 W Laurel Street, Suite 700, Tampa, Florida 33607
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 359-2100
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	LMB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Michael J. Reed to the Office of Executive Vice President and Chief Operating Officer
On May 18, 2026, Limbach Holdings, Inc. (the “Company”) announced that it has appointed Michael J. Reed to serve as the Company’s Executive Vice President and Chief Operating Officer, effective as of May 18, 2026 (the “Effective Date”).
Mr. Reed, 56, joined the Company in 2019 as Vice President, Branch Manager. He subsequently served as Vice President of Operational Risk Management, where he helped strengthen operational processes and risk management initiatives across the organization. In 2024, Mr. Reed was promoted to Senior Vice President, Integrations Leader, where he oversaw the successful integration of acquisitions in support of the Company’s acquisition and expansion strategy. In May 2025, Mr. Reed was promoted to Senior Vice President, Midwest Regional Manager, where he oversaw performance and strategic growth initiatives across the Midwest region. Prior to joining the Company, Mr. Reed served in various operational and leadership roles within the mechanical services and construction industry.
In connection with his appointment, on the Effective Date, the Company and Mr. Reed entered into a promotion letter (the “Promotion Letter”) relating to the terms of his appointment as Executive Vice President and Chief Operating Officer and his compensation. Pursuant to the Promotion Letter, as of the Effective Date, Mr. Reed’s annual base salary will increase to $425,000, subject to at least annual reviews for increases by the Compensation Committee of the Company’s Board of Directors (the “Board”), plus a vehicle allowance of $1,000 per month, in each case subject to standard payroll practices of the Company. Mr. Reed will also be eligible to participate in the Company’s annual bonus award program, with a target bonus opportunity equal to 60% of his annual base salary, which shall be based on Mr. Reed’s performance and the Company’s operating results, based upon achievement of the objectives identified by the Compensation Committee of the Board.
On the Effective Date, Mr. Reed will also receive an award under the Company’s Amended and Restated Omnibus Incentive Plan (as amended, the “Omnibus Plan”) with an aggregate grant date value equal to $91,896, which will provide for 1/3 of the shares represented by such award to be subject to a time-based restricted stock unit and 2/3 of the shares represented by such award to be subject to a market-based stock unit. In addition, in 2027, Mr. Reed will be eligible to receive an award under the Omnibus Plan with a grant date fair value equal to 80% of his then base salary, based on the weighted average price of a share of the Company’s common stock on Nasdaq for the ten consecutive trading day window period generally used by the Company for this purpose. Mr. Reed will be eligible to participate in such other employee benefit plans and programs generally available to the Company’s executives and consistent with such plans and programs of the Company and its subsidiaries.
Mr. Reed also participates in the Company’s Executive Severance and Change in Control Plan, and a description of these compensation arrangements are included in the Company’s definitive proxy statement for the 2026 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 23, 2026 under “Executive Compensation.”
The Promotion Letter contains certain covenants by Mr. Reed, including a non-solicitation and confidentiality agreement.
There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Reed and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Mr. Reed has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. This description is qualified in its entirety by reference to the full text of the Promotion Letter, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
A copy of the press release announcing the matters set forth in Item 5.02 of this Current Report on Form 8-K is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01. The information and exhibit contained in this Item 7.01 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference into any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Promotion Letter of Michael J. Reed, dated May 18, 2026
99.1	Press Release, dated May 18, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMBACH HOLDINGS, INC.

By:	/s/ Jayme L. Brooks
Name: Jayme L. Brooks
Title: Executive Vice President and Chief Financial Officer

Dated: May 18, 2026